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Exhibit 10.19

RELEASE AGREEMENT

        Alternative Resources Corporation, a Delaware corporation ("ARC"), and George W. Watts on behalf of himself, his heirs and assigns ("Watts"), hereby enter into this Release Agreement ("Release") this 15th day of December, 2003

        WHEREAS, ARC removed Watts from his office as President and Chief Executive Officer on November 17, 2003 and informed him that he was placed on paid leave until December 31, 2003 (the "Termination Date"), at which time his employment will be terminated by the Company without cause;

        WHEREAS, ARC is willing to extend the post termination period for exercise of a portion of his stock options in exchange for this Release;

        1.     In full and final satisfaction of all claims by Watts against ARC and the other Released Parties (as defined in Section 3), in lieu of any other payments, covenants or obligations of ARC under the Employment Agreement effective July 1, 2002 ("Employment Agreement"), except as provided herein, and in consideration for and subject to the undertakings described in this Release and conditional upon Watts' compliance with and not revoking this Release and his continued compliance with the Employment Agreement prior to the Termination Date, ARC agrees to make the following payments and to provide the following benefits to Watts:

  a.
  In accordance with Article VIII A of the Employment Agreement. ARC shall pay to Watts severance at his current annual rate of Base Salary (as defined in the Employment Agreement) for a period of twelve months, payable in accordance with normal payroll practices. Earned but unpaid Base Salary will be paid in a lump sum on the Termination Date. Watts shall be entitled to continue his current group health plan coverage, at the same cost (subject to generally imposed increases), in accordance with his current group health plan elections for the term of severance payments

  b.
  ARC shall pay to Watts in accordance with ARC policy, all reimbursements for business expenses properly incurred through the Termination Date, upon submission of reports in accordance with ARC procedures; and

  c.
  The 250,000 nonqualified options exercisable at a price of $0.55 per share which are vested and in effect as of the Termination Date are hereby amended to be exercisable through April 1, 2004

        2.     Watts agrees that (except in connection with tax reporting, or pursuant to legal process or any legal action to enforce the terms of this Release), he shall keep confidential the terms of this Release, except for disclosure to immediate family members under condition of confidentiality, and except for information which ARC has disclosed pursuant to SEC rules. Truthful testimony pursuant to legal process shall not be considered a violation of the first sentence of this Section 2. In the event that Watts will be required pursuant to law or legal process to disclose any information described in the first sentence of this Section 2, Watts shall provide ARC with notice within 48 hours of receipt of the order or process compelling such disclosure and shall cooperate with ARC in any efforts it undertakes to seek a protective order or other limitations on such disclosure.

        3.     Watts on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges ARC and each of ARC's subsidiaries and each of their directors, officers, employees, accountants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Parties") from any and all claims, demands, agreements, actions, suit, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, which have ever existed or which may now exist (except to in the terms of this Release), including, but not limited to, any claim to a second year of severance, any and all claims, liabilities, demands or causes of action relating to or arising out of Watts' employment or separation from ARC including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C § 2000e et seq., 42 U.S.C. § 1981, The Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Payment and Collection Act, the Worker Adjustment and Retraining Notification Act, the antitrust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney's fees. Watts acknowledges and agrees that this release and the covenant not to sue set forth in this Release are essential and material terms of this Release and that without such release and covenant not to sue, the parties would not have reached an agreement. Watts understands and acknowledges the significance and consequences of this release and this Release.

  Notwithstanding the foregoing, nothing herein shall be deemed to release (i) ARC from any indemnification obligations to Watts it has under Delaware General Corporation Law, ARC's certificate of incorporation or bylaws or any existing written indemnification agreement (ii) any of Watts' rights he may have with respect to any ARC stock of which he is the record owner, (iii) ARC with respect to any rights that Watts may have in connection with any employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Income Act of 1974, as amended; or (iv) Watts' rights under his vested ARC stock options for the post employment period specified in the options, as modified hereby.

        4.     The following provisions are applicable to and made a part of this Release and the foregoing general release and waiver:

  a.
  Watts acknowledges that this Release includes a waiver of rights and claims under the Age Discrimination in Employment Act and understands that he is not waiving rights or claims that may arise after the date the parties execute this Release (Watts hereby acknowledging that any claims arising out his separation arose prior to the Termination Date);

  b.
  In exchange for this general release and waiver hereunder, Watts hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under ARC policy or applicable law;

  c.
  Watts acknowledges that he has entered into this Release knowingly and voluntarily with full understanding of its terms;

  d.
  Watts acknowledges that he has waived his rights to consider this Release for at least twenty-one (21) days; and

  e.
  Watts understands that he may revoke this Release during the seven (7) calendar days following execution of this Release if such revocation is received in hand by ARC to the attention of S. Purcell by 5pm on the seventh day, and that the Release shall not become effective or enforceable until after 5pm on such seventh calendar day.

        Watts acknowledges that he may learn of circumstances bearing upon the things and items released by this Release, but it is his intention by doing so and doing the acts called for by this Release, that this Release shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown.

        5.     To the maximum extent permitted by law, Watts covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Release) in any federal, state or local agency or court against any of the parties released hereby relating to the matters covered by such releases.

        6.     Watts warrants and represents that he has neither made, will make, nor suffer to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above releases or covenant not to sue, that he is the sole and absolute owner thereof, and that he has not filed or suffered to be filed on his behalf against the other party, any claim, action, demand of any kind covered by the above releases or covenant not to sue as of the date of this Release or the Termination Date.

        7.     Neither this Release nor performance hereunder constitutes an admission by either party of any violation of any federal, state or local law, regulation, common law, or any breach of any contract or any other wrongdoing of any type.

        8.     In the event that any section or provision of this Release shall be determined to be contrary to governing law or otherwise unenforceable, all remaining portions of this Release shall be enforced to the maximum extent permitted by law; the unenforceable paragraph, subparagraph or provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Release shall be enforced to the maximum extent permitted by law.

        9.     Watts acknowledges and confirms, and as a material term to this Release agrees to abide by, the covenants in Section IX A (Cooperation), IX B (Confidential Information), IX C (Certain Restricted Activities) of the Employment Agreement. Both parties agree that the remedies for breach in Section IX D thereof apply to any breach of this Release.

        10.   Watts shall not take any action intended to portray ARC or its management in a negative light.

        11.   This Release shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois.

        12.   Watts acknowledges that he has carefully read this Release and fully understands its meaning, that counsel represented him in connection with the negotiation of this Release, that she has full knowledge of the effect of this Release and is entering into it voluntarily and without coercion or duress, and the only consideration he is receiving for signing this Release is described herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Release.

        13.   Except for the provisions of the Employment Release incorporated into Section 9. of this Release which the parties acknowledge continue beyond the Termination Date, this Release contains the entire agreement and understanding between ARC and Watts concerning the matters described herein and supercedes all prior agreements, discussions, negotiations and understandings between ARC and Watts. The terms of this Release cannot be changed except in a subsequent document signed by Watts and an authorized representative of ARC.

Alternative Resources Corporation
By:	/s/ ROBERT STANOJEV
Its	Chief Executive Officer
/s/ GEORGE W. WATTS George W. Watts

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  Exhibit 10.19
RELEASE AGREEMENT